Exhibit 99.1

AspenBio Pharma Advances BoviPure FSH™ Reproduction Drug with FDA Filing and GMP Manufacturing Contract

BoviPure FSH Recombinant Product Trials Demonstrate High Success Rates with Single Dose, Versus Eight Injections Needed for Current Native Hormone Products

CASTLE ROCK, CO., July 27, 2007 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, today reported that it has received its INADA file number for BoviPure FSH™ (bovine follicle stimulating hormone) to officially start the United States Food and Drug Administration (“FDA”) approval process.

In order to facilitate the product advancement, AspenBio has also executed a contract with AppTec Laboratory Services, Inc. (“AppTec”) for the required GMP manufacturing and validation of this product.

Richard Donnelly, CEO of AspenBio Pharma, commented, “Advancing this drug into the FDA approval process and executing a manufacturing agreement with a well-respected cGMP partner is a major milestone for AspenBio and a key step towards the market introduction of one of our single-chain recombinant products.”

“AppTec is excited about the opportunity to work with such a dynamic company as AspenBio in a critical aspect of their development program for bFSH,” said Bonita L. Baskin, PhD, CEO of AppTec.“ We look forward to working closely with AspenBio to meet and even exceed their development and manufacturing timelines.”

Mr. Donnelly added, “These positive advances in the single-chain animal products are very exciting. The company also remains focused on continued advancement of the previously announced blood-based appendicitis tests, AppyScreen™ and AppyScore™. Collection of samples under the 400-patient appendicitis trial continues to advance and we expect to announce this trial’s updated and final results later in the third quarter.”

About BoviPure FSH
BoviPure FSH is a novel single-chain recombinant FSH analog for cows. It is designed to aid in super-ovulation for embryo transfer in dairy and beef cows throughout the world. This niche market is comprised of a “small easy to reach” group of approximately 300 to 400 centers in the world that act as super-ovulation and embryo transfer (ET) locations. The current bovine FSH market is estimated to be between $15M and $20M worldwide, AspenBio believes this drug will garner a dominant market share position due the added labor savings, simplicity and convenience benefits of its one-dose BoviPure FSH drug. Aspen also believes the product’s many benefits will help grow the market substantially and also allow for premium pricing over the current $80 (US) average total drug cost for the current eight-dose treatment given every 12 hours for 4 days, using conventional animal derived FSH drugs. Research studies completed to date consistently demonstrate that new BoviPure FSH™ is effective using a single dose. Super-ovulation and embryo transfer is a growing world-wide business as advanced countries attempt to improve their breeding programs and developing countries are rapidly working to improve their herd stock for milk and meat production. If successfully approved by FDA, this product will be the only FSH product in the US animal market with an FDA approval.

About AppTec
AppTec, headquartered in St. Paul, MN will develop and manufacture BoviPure FSH at its cGMP 75,000 square foot manufacturing facility in Philadelphia, PA. AppTec possesses unique technical and regulatory expertise for the production, testing, and evaluation of biopharmaceutical products and processes. A GMP/GLP contract manufacturing and testing company (since 1982), AppTec offers a fully integrated approach for the characterization of biotherapeutics and processes, either in support of a customer’s internal programs or as a Contract Manufacturing Organization (CMO). AppTec provides proven competencies that cover the full spectrum of recombinant protein and monoclonal antibody development: from preparation and testing of master/working cell banks through GMP manufacture of bulk drug substance (BDS) and final drug product (DP).

The new partnership with AppTec was created specifically to complete all of process testing, validation and manufacturing steps required to support the FDA approval of this important new bovine drug.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and/or that have large worldwide market potential in fields including human diagnostics. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products and produce them economically, obtain necessary FDA approvals, secure intellectual property positions including valid and enforceable patent and trademark rights, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, obtain additional funding as and if needed, adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860